Exhibit 99.1

NASDAQ Stock Market Confirms WorldHeart’s Compliance with NASDAQ

Listing Rule 5605

SALT LAKE CITY, February 5, 2010 (NASDAQ: WHRT) — World Heart Corporation (“WorldHeart” or “Company”), a developer of mechanical circulatory systems, announced today that on February 1, 2010,  the Company  received a NASDAQ Staff Deficiency Letter indicating that the Company does not comply with NASDAQ Listing Rule 5605. This Rule requires the Company to have at least three independent directors on its Audit Committee for continued listing on the NASDAQ Capital Market.

Subsequently on February 4, 2010, the Company’s Board of Directors elected Mr. Eugene B. Jones to serve as a director of the Company and Mr. Jones was also appointed to serve on the Audit Committee.  The Company received a letter from the NASDAQ Staff on February 5, 2010 stating that the Company has regained compliance with Listing Rule 5605 and that this matter is now closed.

About World Heart Corporation

WorldHeart is a developer of mechanical circulatory support systems headquartered in Salt Lake City, Utah. World Heart’s registered office is in Delaware, USA.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements relating to WorldHeart’s ability to regain compliance with the NASDAQ Capital Market listing requirements, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: delisting from the NASDAQ Capital Market if compliance with the listing standards, including the audit committee composition requirement, is not maintained; and other risks detailed in WorldHeart’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K  for the year ended December 31, 2008 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

Contact:  Mr. Morgan R. Brown, Executive Vice President and Chief Financial Officer of World Heart Corporation, +1-801-303-4361